EXHIBIT 99.2

NEWS RELEASE

August 2, 2005

CONTACT:
Sam Reinkensmeyer	Shawn Brumbaugh/Marian Briggs
Chief Financial Officer	Padilla Speer Beardsley Inc.
CNS, Inc.	(612) 455-1700
(952) 229-1500	sbrumbaugh@psbpr.com
Nasdaq: CNXS	mbriggs@psbpr.com

FOR IMMEDIATE RELEASE

CNS, Inc. Declares Quarterly Dividend;
Announces Authorization to Repurchase One Million Shares of Common Stock

        MINNEAPOLIS, August 2, 2005 – CNS, Inc. (Nasdaq: CNXS), the Breathe Right® company, today announced that its board of directors has declared a quarterly cash dividend of six cents per share of common stock. The dividend is payable on September 9, 2005, to shareholders of record on August 26, 2005.

        In addition, the company today announced that its board of directors authorized the repurchase of up to one million additional shares of common stock under the company’s stock repurchase program. Since the beginning of the stock repurchase program in February 2002, the company has purchased approximately one million shares of its common stock. The company intends to buy back shares from time to time in market or in privately negotiated transactions using available company cash.

        “Due to the company’s strong financial position, we are pleased to continue to reward our shareholders with a quarterly dividend, as well as announce an increase in our stock repurchase program,” said Marti Morfitt, president and chief executive officer of CNS. “These actions reflect the board’s confidence in the company’s long-term prospects.”

        CNS declared its first quarterly dividend in August 2003 and then raised the dividend payment in June 2004 and June 2005. Since 1997, under previously authorized stock repurchase plans, the company has repurchased approximately 7.2 million shares. The company has approximately 14.1 million shares outstanding.

About CNS, Inc.
CNS, based in Minneapolis, designs and markets consumer health care products, including Breathe Right® nasal strips and FiberChoice® dietary fiber supplements. The company focuses on products that address important consumer needs within the aging well/self-care market, including better breathing and digestive health. Its common stock is listed on the Nasdaq National Market under the ticker symbol “CNXS.” More information about CNS and its products is available at www.cns.com.

        Some of the information contained in this news release is forward-looking and subject to certain business risks as described in the company’s filings with the Securities and Exchange Commission, including those referred to in its Annual Report on Form 10-K for the year ended March 31, 2005. This news release contains forward-looking statements, which involve risks and uncertainties.

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